EXHIBIT 3.2

ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation

 (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
Infantly Available, Inc.
2.

By a resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class of series of stock.

Series A Preferred Stock.

On behalf of Infantly Available, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”): RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $.001 per share, of the Corporation authorized by Article III of the Articles of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of one million (1,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions: See Attached:

3.	Effective date of filing (optional): May 8, 2014
4.	Signatures (required)

/s/ J. Christopher Mizer
Signature

CERTIFICATE OF DESIGNATION OF RIGHTS,

PRIVILEGES, PREFERENCES AND RESTRICTIONS

OF SERIES A PREFERRED STOCK OF INFANTLY AVAILABLE, INC.

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

On behalf of Infantly Available, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

The Amended and Restated Articles of Incorporation of the Company authorize Eight Hundred Ten Million (810,000,000) shares of $.001 par value capital stock, of which are designated Ten Million (10,000,000) shares are designated $.001 par value preferred stock (the "Preferred Stock") with One million (1,000,000) of such shares being designated as Series A Preferred Stock, and Eight Hundred Million (800,000,000) shares are designated $.001 common stock (the "Common Stock").

There are presently approximately Five Hundred Seventy One Thousand One Hundred Forty Three (571,143) shares of the Corporation's Common Stock, are presently issued and outstanding.

The Corporation is organized and existing under the laws of the State of Nevada and, that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, as amended, and pursuant to Nevada Revised Statutes, the shares of Preferred Stock of the Corporation must be created and issued from time to time in one or more series, each of such series to have such voting powers, designation, preferences, and other special rights, qualifications, limitations or restrictions, as expressed in resolutions providing for the creation and issuance of such series, as adopted by the Board of Directors of the Corporation.

Pursuant to the resolutions adopted by the Unanimous Written Consent of the Board of Directors Without a Meeting effective May 8, 2014 (the "May 8, 2014 Consent") the Board of Directors adopted resolutions establishing a series of Preferred Stock from its authorized shares of Preferred Stock, designated SERIES A Preferred Stock, consisting of One Million (1,000,000) shares (the "SERIES A Stock"), with certain rights, privileges, preferences and restrictions as set forth in this Certificate of Designation of Rights, Privileges, Preferences and Restrictions of SERIES A Preferred Stock of Infantly Available, Inc. as follows:

1.0	Designation and Rank.

A new series of Preferred Stock from the Corporation's authorized shares of Preferred Stock is hereby created, designated SERIES A Preferred Stock, consisting of One Million (1,000,000) shares (the "SERIES A Stock"), with certain rights, privileges, preferences and restrictions as set forth in the May 8, 2014 Consent. No other shares of Preferred Stock shall be designated SERIES A Preferred Stock.

2.0	Dividend Rate and Rights.

The holders of the shares of the SERIES A Stock shall not be entitled to receive dividends.

3.0	Conversion into Common Stock.

Optional Conversion of Series A Convertible Preferred Stock. The Holders of Series A Convertible Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of Seven Hundred (700) shares of Common Stock (the “Conversion Rate”) for every one (1) share of Series A Convertible Preferred Stock;

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Convertible Preferred Stock in accordance with Section 3(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series A Convertible Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

4.0	Liquidation Preference.

The holders of SERIES A Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

5.0	Voting Rights.

 Except as otherwise provided herein or by law and in addition to any right to vote as a separate SERIES A as provided by law, the holder of the SERIES A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any Shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as SERIES A Preferred Stock is issued and outstanding, the holders of SERIES A Preferred Stock shall vote together as a single class with the holders of the Corporation's Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of SERIES A Preferred Stock being entitled to seven hundred (700) votes per share of Common Stock for every one (1) share of Series A Preferred Stock held by them on all such matters.

6.0	Other Preferences.

The shares of the SERIES A Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Articles of Incorporation of the Corporation.

7.0	No Impairment.

The Corporation will not, by amendment of its Articles of Incorporation or by amendment to the Certificate of Designation of the Rights, Privileges, Preferences and Restrictions of SERIES A Preferred Stock establishing SERIES A Stock, which shall be prepared as a separate document and filed with the requisite regulatory agencies and state registry, or by resolutions adopted subsequent to the date hereof, or through any reorganization, transfer of assets, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 7, and in the taking of all such actions as may be necessary or appropriate in order to protect against the impairment of the rights of holders of the SERIES A Stock.

8.0	Notices.

Unless otherwise specified in the Corporation's Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to its principal executive offices, and if to the holder of any shares of SERIES A Stock, shall be delivered to it at its address as it appears on the stock records of the Corporation.

IN WITNESS WHEREOF,  the Corporation has caused this Certificate of Designation of Rights, Privileges, Preferences and Restrictions of SERIES A Preferred Stock of Infantly Available, Inc., to be signed by the Corporation's President and Secretary effective this 8th day of May, 2014.

Infantly Available, Inc.

By:	/s/ J. Christopher Mizer J. Christopher Mizer, President & Director	By: /s/ Steve Scholl
Steve Scholl Secretary & Director